Exhibit 10.6

CONFIDENTIAL TRANSITION AGREEMENT

THIS CONFIDENTIAL TRANSITION AGREEMENT (this “Agreement”) is made as of November 10, 2017 (the “Effective Date”) by and between DESTINATION MATERNITY CORPORATION (the “Company”) and DAVID L. COURTRIGHT (“Employee”).

WHEREAS, the Company and Employee previously entered into an at will employment relationship and Employment Agreement (as amended and restated on April 25, 2017, the “Employment Agreement”); and

WHEREAS, Employee is currently employed by the Company; and

WHEREAS, Employee and the Company mutually desire to amicably separate and to amicably resolve any and all disputes, if any, between them, including but not limited to all matters relating to Employee’s employment relationship with the Company and the termination of that relationship, which resolution shall not be deemed to be an admission of liability or wrongdoing by either party;

NOW, THEREFORE, THE PARTIES, in consideration of these premises and intending to be legally bound hereby, hereto agree as follows, effective as of the date first above written:

1.Termination of Employment.  Employee’s full-time employment with the Company shall end on December 31, 2018 or upon such earlier termination of employment as provided below (as applicable, the “Termination Date”), as follows:

a.

Natural Termination.  Unless Employee’s employment with the Company ceases due to a termination by the Company without Cause (as defined in the Employment Agreement) or a resignation by Employee for Good Reason (as defined in the Employment Agreement) prior to December 31, 2018, then Employee’s employment with the Company will cease at close of business on December 31, 2018, and Employee will be entitled to, subject to the provisions in Section 5.1. of the Employment Agreement, the payments provided for in Section 5.1 of the Employment Agreement;

b.

Termination without Cause or for Good Reason.  If Employee’s employment by the Company ceases due to a termination by the Company without Cause (as defined in the Employment Agreement) or a resignation by Employee for Good Reason (as defined in the Employment Agreement) prior to December 31, 2018, Employee will be entitled to, subject to the provisions in Section 5.1. of the Employment Agreement, the payments provided for in Section 5.1. of the Employment Agreement;

c.

Termination Following a Change in Control.  If Employee’s employment by the Company ceases due to a termination by the Company without Cause (as defined in the Employment Agreement) or a resignation by Employee for Good Reason (as defined in the Employment Agreement) following a Change in Control (as defined in the Employment Agreement) prior to or on December 31, 2018, Employee will be entitled to, subject to the provisions in Section 5.2. of the Employment Agreement, the payments provided for in Section 5.2. of the Employment Agreement;

d.

Other Terminations. If Employee’s employment with the Company ceases for any reason other than as described in Section 1.a., Section 1.b., or Section 1.c. above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Employee’s death, (c) as a result of Employee’s disability or (d) by Employee without Good Reason prior to December 31, 2018),

Employee will be entitled to, subject to the provisions in Section 5.3. of the Employment Agreement, the payments provided for in Section 5.3 of the Employment Agreement.
e.

Timing of Payments.  Any and all amounts payable pursuant to Section 1.a., Section 1.b., or Section 1.c. shall be contingent upon the Release (as defined in the Employment Agreement) becoming irrevocable and shall, subject to Section 5.4 of the Employment Agreement be paid at the times as set forth in Section 5.1, Section 5.2 or Section 5.3 of the Employment Agreement, as applicable.

2.Severance Payments.  On the Termination Date, Employee shall be entitled to the payments referenced in Section 1 above, as applicable. Except as otherwise provided in Section 1, all compensation and benefits will cease on the Termination Date and the Company will have no further liability or obligation to Employee.  As stated above, the payments and benefits described in Section 1 are conditioned on Executive’s execution (and non-revocation) and delivery to the Company of a Release, the parties agree that such Release will be in substantially the form of the release as attached hereto as Exhibit A.

3.Transition Assistance.  For the period of time that Employee is receiving payments from the Company under Section 1 above, Employee will make himself reasonably available to the Company, when and as reasonably requested by the Company’s Executive Vice President & Chief Financial Officer, to assist in the transition of Employee’s duties to Employee’s successor, and will make himself available to the management of the Company with respect to all other matters consistent with Employee’s present and past duties for the Company.

4.The terms of this Agreement (including, without limitation, those with respect to the transition services and the severance payments) supersede and are in lieu of, and not in addition to, the terms of the Employment Agreement (except as specifically set forth above), any Company severance policy or practice, and any other promise, inducement or agreement that has been made to Employee.

5.Employee acknowledges as follows:

a.	that Employee has read the terms of this Agreement, and Employee understands its terms and effects;
b.

that Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which Employee acknowledges is in addition to any other benefits to which Employee otherwise are entitled and is adequate and satisfactory;

c.	that Employee has been advised by the Company to consult with an attorney concerning this Agreement prior to signing it; and
d.

that neither the Company nor any of its agents, representatives, employees, or attorneys, have made any representations to Employee concerning the terms or effects of this Agreement other than those contained in this Agreement.

6.Employee acknowledges that Employee has been advised to consult an attorney prior to entering into this Agreement and that Employee has been afforded sufficient time to do so.  Employee further acknowledges that Employee has read this Agreement and understands all of its terms.  Employee acknowledges that Employee has executed this Agreement knowingly and voluntarily, with full knowledge of its significance.

7.Employee agrees to keep the terms of this Agreement confidential. However, Employee may discuss the terms of this Agreement with Employee’s spouse, accountant and attorney, if any, after making them aware of the confidential nature of this Agreement.  Employee also agrees that Employee will not make any statement or engage in other conduct having the effect of disparaging the Company or any of its affiliates, subsidiaries, directors, officers, agents, or employees. Employee expressly declares and represents that no other promise, inducement or agreement, except as set forth above, has been made to Employee, that this Agreement contains the entire agreement between the parties, and that the terms of this Agreement are contractual and not a mere recital.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the date last below written.

Destination Maternity CorporationEmployee

By: /s/ David Stern By: /s/ David L. Courtright

Name, Title: David Stern, EVP & CFOPrinted Name: David L. Courtright

Date: November 10, 2017Date: November 8, 2017

Executed At: Moorestown, NJExecuted At: Moorestown, NJ

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is made as of ___________,  2018 (the “Termination Date”) by David L. Courtright (“Employee”) for the benefit of DESTINATION MATERNITY CORPORATION (the “Company”).

WHEREAS, the Company and Employee previously entered into an at will employment relationship and Employment Agreement (as amended and restated on April 25, 2017, the “Employment Agreement”); and

WHEREAS, the Company and Employee subsequently entered into a Confidential Transition Agreement and General Release, dated October __, 2017 (the “Transition Agreement”); and

WHEREAS, Employee is entitled to certain severance benefits under the Transition Agreement upon the execution of this Release;

NOW, THEREFORE, THE EMPLOYEE, in consideration of these premises and intending to be legally bound hereby, hereto agrees as follows, effective as of the date first above written:

1.Termination of Employment.  Employee’s full-time employment with the Company shall end on the Termination Date.

2.Severance Payments.  Provided that Employee signs this Release within the 21-day consideration period set forth in Section 10 below and within 60 days of the Termination Date (as required under the Employment Agreement), and does not revoke his signature on this Release, the Company shall pay Employee as specified in Section 2 of the Transition Agreement.

3.Except as otherwise provided in Section 2 above, all compensation and benefits will cease on the Termination Date and the Company will have no further liability or obligation to Employee.

4.The terms of this Release (including, without limitation, those with respect to the severance payments) supersede and are in lieu of, and not in addition to, the terms of the Employment Agreement, the terms of the Transition Agreement, any Company severance policy or practice, and any other promise, inducement or agreement that has been made to Employee.

5.Timing of Payments.  Any and all amounts payable pursuant to this Release shall be paid as set forth in Section 1.e of the Transition Agreement.

6.The payments provided under this Release are accepted by Employee in full and final release, discharge and settlement of any and all actions, claims, charges and demands of any kind whatsoever, Employee you now have or may have against the Company, its affiliates, subsidiaries, directors, officers, agents, and employees (collectively, the “Released Parties”), based upon any act, transaction, or matter of any kind which arose or occurred prior to the Release Effective Date.   This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; (ii) claims or demands related to Employee’s compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, paid time off/vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Genetic Information Nondiscrimination Act, the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Older Workers Benefit Protection Act (the “OWBPA”); the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Act; the New Jersey Law Against Discrimination; the New Jersey Constitution, the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; Pennsylvania Human Relations Act; the common law of the States of Pennsylvania and New Jersey; Pennsylvania and New Jersey wage and hour laws; and any other discrimination claim or any claim for relief under federal, state or local law, rule or regulation, and/or any claim for wrongful termination, and any other claim, matter or controversy, whether in tort, contract, equity, common law or otherwise, as well as any related claim for attorney’s fees against the Company.  Employee promises not to file any lawsuit or claim asserting any cause of action released in this Paragraph.  This Paragraph will not affect Employee’s ability to file a claim of discrimination with the Equal Employment Opportunity Commission (or applicable state agency), participate in any such investigation, or communicate with the SEC, FINRA or any other self-regulatory organization or regulatory authority, but will preclude Employee’s obtaining any personal relief in any such proceeding.

7.Employee acknowledges that, except as expressly provided in this Release, Employee has been granted any leave to which Employee may have been entitled under any Company policy or applicable federal or state law, Employee has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to Employee, and Employee understands that Employee will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right Employee may have under the terms of a written ERISA-qualified benefit plan, if any.  Employee agrees that neither this Release nor the payment of the additional compensation being offered to Employee for the release contained in this Release is an admission by the Company of any liability or unlawful conduct of any kind. Employee agrees that the additional compensation being offered in exchange for Employee’s release of claims and rights is sufficient.

8.Employee understands that Company will not contest Employee’s application for unemployment, if Employee choose to apply for it, but will respond to any requests for information in a truthful manner.

9.Employee agrees to return all Company materials and property provided to Employee in the course of his employment before any payments are made under this Release.  Employee further agrees to treat as confidential and not to use or disclose any Confidential Information concerning the Company.  Confidential Information includes, but is not limited to, information that may or may not be deemed a trade secret, information, knowledge or data about the Company’s businesses, business plans, finances and legal matters, former, current and prospective customers, products, services and marketing strategies, personnel, prices and costs, data, data processing, computer software and management information systems.

10.Employee acknowledges as follows:

a.	that Employee has read the terms of this Release, and Employee understands its terms and effects, including the fact that Employee has agreed to release and forever discharge the Released Parties from any legal or administrative claims arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;
b.

that Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is in addition to any other benefits to which Employee otherwise is entitled and is adequate and satisfactory;

c.	that Employee has been advised by the Company to consult with an attorney concerning this Release prior to signing it;
d.

that Employee has been provided with a period of at least twenty-one (21) days in which to consider this Release before signing it (the “Consideration Period”).  Signing prior to the expiration of the twenty-one (21) day period constitutes a waiver of Employee’s right to the additional time period;

e.

that Employee has been advised by Company that Employee may revoke this Release within seven (7) days after execution (the “Revocation Period”).  This Release will not become effective until the Revocation Period expires (the “Release Effective Date”).  If Employee revokes this Release, the Release will be null and void for all purposes; and

f.

that neither the Released Parties nor any of their agents, representatives, employees, or attorneys, have made any representations to Employee concerning the terms or effects of this Release other than those contained in this Release.

11.Employee acknowledges that Employee has been advised to consult an attorney prior to entering into this Release and that Employee has been afforded sufficient time to do so.  Employee further acknowledges that Employee has read this Release and understands all of its terms.  Employee acknowledges that Employee has executed this Release knowingly and voluntarily, with full knowledge of its significance.  This Release does not affect Employee’s ability to test the knowing and voluntary nature of this Release.

12.Employee agrees to keep the terms of this Release confidential. However, Employee may discuss the terms of this Release with Employee’s spouse, accountant and attorney, if any, after making them aware of the confidential nature of this Release.  Employee also agrees that Employee will not make any statement or engage in other conduct having the effect of disparaging the Company or any of its affiliates, subsidiaries, directors, officers, agents, or employees.

13.Employee understands and agrees that if the Company’s Human Resources Department is contacted by any prospective employer, the Company will limit its response to Employee’s dates of employment with the Company and last position held.

14.Employee expressly declares and represents that no other promise, inducement or agreement, except as set forth above, has been made to Employee, that this Release contains the entire agreement between the parties, and that the terms of this Release are contractual and not a mere recital.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Employee has executed the foregoing General Release on the date below written.

Employee

By:

Printed Name: David L. Courtright

Date:

Executed At: